WMX Group Holdings, Inc. (OTCQB: WMXG) Announces Authorization of Stock Repurchase Program

DEERFIELD BEACH, Fla., March 11, 2013 /PRNewswire via COMTEX/ -- WMX Group Holdings, Inc., (OTCQB: WMXG), a diversified registered investment advisory firm based in South Florida, today announced that its Board of Directors has approved a stock buyback program (the "Share Repurchase") to purchase up to 300 million shares of its common stock in the open market through the quotation service of the OTCQB.

The Share Repurchase will commence immediately and will terminate on December 31st, 2014. All shares purchased by WMX under the stock buyback program will be retired and returned to treasury. The timing and exact number of common shares purchased will be at WMX's discretion and will depend on available cash and market conditions. WMX may suspend or discontinue the repurchases at any time, including in the event WMX would be deemed to be making an acquisition of its own shares under Rule 13e-3 of the Securities Exchange Act of 1934, as amended. Subject to applicable securities laws and stock exchange rules, all purchases will occur through the open market and may be in large block purchases. WMX does not intend to purchase its shares from its management team or other insiders.

WMX expects the equity purchase program to be very beneficial for the company's long-term plan of success and stability for all its shareholders. The purchase will be funded from available working capital and existing credit facilities. As of March 11, 2013, WMX had 792,318,500 common shares outstanding.

NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.

About WMXWMX Group Holdings, Inc. (WMXG:OTCQB) is an ISO Certified, publicly traded Registered Investment Advisory Firm headquartered in the State of Florida, specializing in high-end customized portfolio management for individuals, businesses, and retirement plans.

WMX's owns a Registered University in the State of Florida called CIT University, which currently offers Undergraduate, Graduate, and Doctoral Degrees online (www.cituniversity.org). The University plans to open the doors to their new campus in South Florida in 2013. From their academic think tank WMX is developing several start up incubator companies and own an extensive library of Intellectual Property.

This news release contains, in addition to historical information, forward-looking statements related to the proposed stock buyback program, including the timing, total number of shares to be purchased under the proposed stock buyback program. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks, which could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements included in this document are based on information available to WMX as of the date of this document, and except to the extent WMX may be required to update such information under any applicable securities laws, WMX assumes no obligation to update such forward-looking statements.

Contact:Diana Lovera561 600 4608 dlovera@wmxgroup.com

SOURCE WMX Group Holdings, Inc.

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